Exhibit 10.23

Description of insurance program for Elected Officers of Motorola, Inc.

Elected officers (“Officers”) of Motorola, Inc. (“Motorola” or “Company”) are eligible to participate in an insurance program which provides life insurance coverage for Officers throughout their Officer career at Motorola. For Officers elected on or before 12/31/03, coverage continues after the Officer’s retirement provided the Officer is 55 and has 5 years of service at the time of retirement. For Officers elected after 12/31/03, there is no post-retirement coverage provided by the Company.

Under the program for Officers elected prior to January 1, 2004, the Company purchased a policy of life insurance on the Officer’s life. Pursuant to an endorsement split-dollar agreement entered into between the Company and the Officer, the Company pays the insurance premiums for the policy during the Officer’s career and qualified retirement from Motorola. The amount of coverage is based on a fixed multiple of salary that declines over time. The Company retains all incidents of ownership and privileges in the policy but the Officer has the right to designate the beneficiaries and to elect an income settlement option with respect to a portion of the death proceeds in an amount determined by a fixed formula and the right to assign his or her interest in the policy. The Company shall have all the rights to the cash values and to the balance of the death proceeds not paid to the Officer’s beneficiaries.

Group Variable Universal Life (GVUL) will be used to provide coverage to Officers elected after 12/31/03. The Officer, who will designate his/her beneficiaries, will own the policy. The Company pays the insurance premiums during the Officer’s career. The amount of coverage is a fixed multiple of salary that remains constant. This insurance coverage may be terminated by either the Company or the Officer and shall automatically terminate on the termination of the Officer’s employment (except in certain circumstances of retirement) or non-payment of the premium by the Company.